EXHIBIT 99.1

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Receives U.S., European Antitrust Clearance For Its Proposed Merger With Huntsman Corporation

COLUMBUS, Ohio – (October 2, 2008) – Hexion Specialty Chemicals, Inc., announced today that it has received clearance from the U. S. Federal Trade Commission (FTC) of its proposed acquisition of Huntsman Corporation.

The FTC accepted a consent order that requires Hexion to divest part of its specialty epoxy resin production and development capabilities to Spolek Pro Chemickou a Hutni Výrobu, Akciová Spolecnost (Spolek). In addition, the European Commission, which previously had approved the acquisition conditioned upon the same divestiture, has approved sale of the divested business to Spolek.

Hexion Chairman and CEO Craig O. Morrison said: “We are pleased to obtain the necessary antitrust approvals to complete the merger, as required in our merger agreement with Huntsman.”

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is controlled by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current views about future events and are based on currently available financial, economic and competitive data and on our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our markets, services, prices and other factors as discussed in our 2007 Annual Report on Form 10-K, and our other filings, with the Securities and Exchange Commission (SEC).

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our pending merger with Huntsman Corporation, including the related pending litigation; economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in our 2007 Annual Report on Form 10-K, and our other filings, with the SEC.

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Contact:

Hexion Specialty Chemicals, Inc.

Investors:
John Kompa, +1 614 225 2223
Director, Investor Relations
john.kompa@hexion.com

Media:
Peter F. Loscocco, +1 614 225 4127
Vice President, Public Affairs
peter.loscocco@hexion.com